Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER REPORTS FOURTH QUARTER EARNINGS OF $1.16 PER DILUTED SHARE, EXCLUDING NON-COMPARABLE ITEMS

2012 FULL YEAR NET SALES, OPERATING MARGIN AND EARNINGS PER SHARE REACH RECORD LEVELS

Auburn Hills, Michigan, February 14, 2013– BorgWarner Inc. (NYSE: BWA) today reported fourth quarter 2012 U.S. GAAP earnings of $1.03 per diluted share. Excluding non-comparable items, net earnings were $1.16 per diluted share. Net sales were $1,719 million in the quarter.

Fourth Quarter Highlights:

•	Net sales of $1,719 million.

◦	Excluding the impact of foreign currencies and 2011 and 2012 dispositions, net sales were flat with fourth quarter 2011.

•	U.S. GAAP earnings of $1.03 per diluted share.

◦
Excluding the $(0.10) per diluted share impact of retirement related obligations, and $(0.03) per diluted share related to net tax adjustments, net earnings were $1.16 per diluted share, down 3% from fourth quarter 2011.

•	Operating income of $171 million, or 9.9% of net sales.

◦	Excluding the $17 million pretax impact of retirement related obligations, operating income was $188 million, or 10.9% of net sales.

•	Repurchased 1.5 million shares of common stock in the quarter.

Full Year Highlights:

•	Record net sales of $7,183 million.

◦	Excluding the impact of foreign currencies and 2011 and 2012 dispositions, net sales were up 6% from 2011.

•	U.S. GAAP earnings of $4.17 per diluted share.

◦
Excluding non-comparable items, 2012 earnings were $4.97 per diluted share, a new record for the company, up 12% from 2011 comparable results. Excluding non-comparable items and the impact of foreign currencies, 2012 earnings were up 17% from 2011 comparable results.

•	Operating income of $753 million, or 10.5% of net sales.

◦	Excluding non-comparable items, operating income was 11.7% of net sales, a new full year record.

•	Repurchased approximately 4.2 million shares of common stock in 2012.

Comment and Outlook: “Market conditions were challenging in the fourth quarter,” said James Verrier, President and CEO of BorgWarner. “Global light vehicle production in the fourth quarter was up approximately 1% from a year ago, but light vehicle production in Europe, a market which comprises nearly half of our sales, was down approximately 11%. Our sales were flat during the same period, excluding the impact of foreign currencies and 2011 and 2012 dispositions. Despite this challenging sales environment, the continued focus on execution at our operations resulted in a solid operating income margin of 10.9% in the fourth quarter, excluding non-comparable items.”

“In 2012, our sales, earnings and operating income margin set all-time records on a comparable basis. In 2013, we expect reported sales growth of 2% to 6% compared with 2012, or sales growth of 3% to 7% excluding the impact of 2012 dispositions, earnings of $5.15 to $5.45 per diluted share and an operating income margin of 11.5% or better. We anticipate that this will continue our record financial pace despite difficult market conditions in Europe,” said Verrier.

Financial Results: Net sales were $1,719 million in fourth quarter 2012, down 3% from $1,774 million in fourth quarter 2011. Net earnings in the quarter were $121 million, or $1.03 per diluted share, compared with $122 million, or $1.00 per diluted share, in fourth quarter 2011. Fourth quarter 2012 net earnings included net non-comparable items of $(0.13) per diluted share. Fourth quarter 2011 net earnings included non-comparable items of $(0.19) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures. The impact of foreign currencies, primarily the Euro, decreased net sales by approximately $22 million, and decreased net earnings by approximately $0.02 per diluted share, in fourth quarter 2012 compared with fourth quarter 2011.

Full year 2012 net sales were $7,183 million, up 1% compared with $7,115 million in 2011. Full year 2012 net earnings were $501 million, or $4.17 per diluted share, compared with $550 million, or $4.45 per diluted share, in 2011. Full year 2012 net earnings included net non-comparable items of $(0.80) per diluted share. Full year 2011 net earnings included non-comparable items which, when netted, had no impact on reported earnings per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures. The impact of foreign currencies, primarily the Euro, decreased net sales by approximately $325 million, and decreased net earnings by approximately $0.22 per diluted share, in 2012 compared with 2011.

The following table reconciles the company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures:

Net earnings per diluted share	Fourth Quarter		Full Year
	2012	2011	2012	2011

Non – U.S. GAAP	$1.16	$1.19	$4.97	$4.45

Reconciliations:
Retirement related obligations	(0.10)		(0.10)
Loss from disposal activities		(0.19)	(0.37)	(0.19)
Restructuring expense			(0.17)
Tax adjustments	(0.03)		(0.16)	0.05
Patent infringement settlement, net of legal costs incurred				0.14

U.S. GAAP	$1.03	$1.00	$4.17	$4.45

* Column does not add due to rounding

Net cash provided by operating activities was $879 million in 2012 compared with $708 million in 2011. Investments in capital expenditures, including tooling outlays, totaled $407 million in 2012, compared with $394 million in 2011. Balance sheet debt decreased by $262 million and cash increased by $356 million compared with the end of 2011. The $618 million decrease in balance sheet debt (net of cash) was primarily due to net cash provided by operating activities and the company's settlement of its convertible senior notes, which was partially offset by share repurchases. The ratio of balance sheet debt (net of cash) to capital was 10.0% at the end of 2012 compared with 28.3% at the end of 2011.

Engine Group Results: Engine segment net sales were $1,167 million in fourth quarter 2012 compared with $1,245 million in fourth quarter 2011. Excluding the negative impact of foreign currencies and 2011 and 2012 dispositions, net sales were down 2% from the prior year's quarter. Higher sales of light vehicle turbochargers in China and variable cam timing devices in Japan were offset by volume declines across the Group's product portfolio in Europe related to the economic slowdown in the region. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $182 million in fourth quarter 2012, down 10% from $203 million in fourth quarter 2011.

Drivetrain Group Results: Drivetrain segment net sales were $559 million in fourth quarter 2012 compared with $534 million in fourth quarter 2011. Excluding the negative impact of foreign currencies, net sales were up 5% from the prior year’s quarter. Strong all-wheel drive system sales in North America and India combined with higher sales of traditional transmission components in Korea offset declines across the Group's product portfolio in Europe related to the economic slowdown in the region. Adjusted EBIT was $49 million in fourth quarter 2012, up 5% from $47 million in fourth quarter 2011.

Recent Highlights:

•
The BorgWarner Board of Directors announced the appointment of James R. Verrier, 50, to president and chief executive officer effective January 1, 2013, at which time he also joined the Board of Directors. Former chief executive officer, Timothy M. Manganello, 62, will continue as executive chairman of the company until his planned retirement at the April 24, 2013 annual meeting, at which time he will step down from the Board. Robin J. Adams, Vice Chairman and former chief financial officer, will also step down from the Board at the annual meeting in connection with his planned retirement from the company. The Board also announced that at the time of Manganello’s retirement, the company’s present lead director, Alexis P. Michas, will become non-executive chairman of the Board.

•
In November, the company reported an expected backlog of $2.3 billion of net new business for the period 2013 through 2015. Demand for the company’s advanced powertrain technologies, such as gasoline and diesel turbochargers, dual-clutch transmission technology, engine timing systems and emissions products, is expected to continue to drive strong growth.

•
For the first time, BorgWarner supplies its innovative three-stage turbocharging technology for BMW's M Performance diesel engine, the most powerful six-cylinder in-line diesel engine in the world. Exclusively developed for BMW M Performance automobiles, the engine powers the M550d xDrive Sedan and Touring, X5 M50d Touring, and X6 M50d models.

•
Propelled by the rapidly growing Chinese automotive market, BorgWarner opened another production plant at its campus in Ningbo, China, on November 28, 2012. The all-new high-tech manufacturing facility will produce and test Morse TEC variable cam timing (VCT) technologies and engine timing systems to support the production and launch of over 50 programs with more than 20 different customers. The opening ceremony also celebrated the inauguration of BorgWarner's world-class Ningbo Engineering Center which provides research and development, applications engineering and management support.

At 9:30 a.m. ET today, a brief conference call concerning fourth quarter and full year results will be webcast at: http://www.borgwarner.com/en/Investors/Webcasts/default.aspx.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 57 locations in 19 countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.

# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net sales	$1,719.1	$1,773.7	$7,183.2	$7,114.7
Cost of sales	1,374.9	1,414.0	5,716.3	5,704.3
Gross profit	344.2	359.7	1,466.9	1,410.4

Selling, general and administrative expenses	156.2	146.8	629.3	621.0
Other (income) expense	17.3	21.8	84.7	(8.1)
Operating income	170.7	191.1	752.9	797.5

Equity in affiliates’ earnings, net of tax	(10.0)	(10.2)	(42.8)	(38.2)
Interest income	(1.0)	(1.3)	(4.7)	(4.8)
Interest expense and finance charges	6.7	17.2	39.4	74.6
Earnings before income taxes and noncontrolling interest	175.0	185.4	761.0	765.9

Provision for income taxes	48.4	58.2	238.6	195.3
Net earnings	126.6	127.2	522.4	570.6

Net earnings attributable to the noncontrolling interest, net of tax	5.4	5.2	21.5	20.5
Net earnings attributable to BorgWarner Inc.	$121.2	$122.0	$500.9	$550.1

Reconciliation to diluted earnings per share:
Net earnings attributable to BorgWarner Inc.	$121.2	$122.0	$500.9	$550.1
Adjustment for net interest expense on convertible notes	—	5.5	5.8	21.5
Diluted net earnings attributable to BorgWarner Inc.	$121.2	$127.5	$506.7	$571.6

Earnings per share — diluted	$1.03	$1.00	$4.17	$4.45

Weighted average shares outstanding — diluted	117.8	127.6	121.4	128.5

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Capital expenditures, including tooling outlays	$124.4	$119.6	$407.4	$393.7

Depreciation and amortization:
Fixed assets and tooling	$70.4	$65.2	$260.2	$252.2
Intangible assets and other	6.9	7.7	28.4	30.8
	$77.3	$72.9	$288.6	$283.0

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Engine	$1,167.2	$1,245.1	$4,913.0	$5,050.6
Drivetrain	559.0	533.7	2,298.7	2,084.5
Inter-segment eliminations	(7.1)	(5.1)	(28.5)	(20.4)
Net sales	$1,719.1	$1,773.7	$7,183.2	$7,114.7

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Engine	$182.0	$202.8	$786.4	$774.3
Drivetrain	49.2	46.8	209.1	161.2
Adjusted EBIT	231.2	249.6	995.5	935.5
Loss from disposal activities	—	21.5	39.7	21.5
Restructuring expense	—	—	27.4	—
Retirement related obligations	17.3	—	17.3	—
Patent infringement settlement, net of legal costs incurred	—	—	—	(29.1)
Corporate, including equity in affiliates' earnings and stock-based compensation	33.2	26.8	115.4	107.4
Interest income	(1.0)	(1.3)	(4.7)	(4.8)
Interest expense and finance charges	6.7	17.2	39.4	74.6
Earnings before income taxes and noncontrolling interest	175.0	185.4	761.0	765.9
Provision for income taxes	48.4	58.2	238.6	195.3
Net earnings	126.6	127.2	522.4	570.6
Net earnings attributable to the noncontrolling interest, net of tax	5.4	5.2	21.5	20.5
Net earnings attributable to BorgWarner Inc.	$121.2	$122.0	$500.9	$550.1

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	December 31, 2012	December 31, 2011
Assets

Cash	$715.7	$359.6
Receivables, net	1,147.3	1,183.0
Inventories, net	447.6	454.3
Other current assets	162.2	140.9
Total current assets	2,472.8	2,137.8

Property, plant and equipment, net	1,788.0	1,664.3
Other non-current assets	2,140.0	2,156.5
Total assets	$6,400.8	$5,958.6

Liabilities and Equity

Notes payable and other short-term debt	$239.1	$196.3
Current portion of long-term debt	4.3	381.5
Accounts payable and accrued expenses	1,287.2	1,297.8
Income taxes payable	72.5	29.8
Total current liabilities	1,603.1	1,905.4

Long-term debt	823.8	751.3
Other non-current liabilities	827.8	848.9

Total BorgWarner Inc. stockholders’ equity	3,082.6	2,387.9
Noncontrolling interest	63.5	65.1
Total equity	3,146.1	2,453.0

Total liabilities and equity	$6,400.8	$5,958.6

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Twelve Months Ended December 31,
	2012	2011
Operating
Net earnings	$522.4	$570.6
Non-cash charges (credits) to operations:
Depreciation and amortization	288.6	283.0
Loss from disposal activities, net of cash paid	31.7	21.5
Restructuring expense, net of cash paid	23.3	—
Bond amortization	5.3	20.3
Deferred income tax benefit	(10.7)	(1.1)
Other non-cash items	43.7	14.0
Net earnings adjusted for non-cash charges to operations	904.3	908.3
Changes in assets and liabilities	(25.6)	(200.1)
Net cash provided by operating activities	878.7	708.2

Investing
Capital expenditures, including tooling outlays	(407.4)	(393.7)
Net proceeds from asset disposals	5.4	7.9
Payments for businesses acquired, net of cash acquired	—	(203.7)
Net proceeds from sale of businesses	56.8	25.0
Net cash used in investing activities	(345.2)	(564.5)

Financing
Net increase in notes payable	12.8	67.6
Additions to long-term debt, net of debt issuance costs	313.9	364.6
Repayments of long-term debt, including current portion	(246.4)	(309.1)
Proceeds from accounts receivable securitization facility	30.0	—
Payments for purchase of treasury stock	(295.9)	(357.6)
Proceeds from stock options exercised, including the tax benefit	52.0	53.0
Taxes paid on employees' restricted stock award vestings	(18.1)	(14.4)
Purchase of noncontrolling interest	(15.0)	(29.4)
Capital contribution from noncontrolling interest	—	19.5
Dividends paid to noncontrolling stockholders	(21.9)	(13.9)
Net cash used in financing activities	(188.6)	(219.7)

Effect of exchange rate changes on cash	11.2	(14.3)

Net increase (decrease) in cash	356.1	(90.3)

Cash at beginning of year	359.6	449.9
Cash at end of year	$715.7	$359.6